Exhibit 99.3

PLEDGE AGREEMENT

This Pledge Agreement (this “Agreement”) is entered into as of February 26, 2014, by and among BCA LLC (the “Secured Party”), as collateral agent for the Bridge Note Holders under the Notes (each as defined below), BONDS.COM HOLDINGS, INC., a corporation formed under the laws of the State of Delaware, with a chief executive office located at 1500 Broadway, 31st Floor, New York, New York 10036 (the “Pledgor”), MIDA HOLDINGS, DAHER BONDS INVESTMENT COMPANY, GFINET INC., OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP, and TRIMARC CAPITAL FUND, L.P. (each a “Holder” or “Bridge Note Holder” and collectively, the “Holders” or “Bridge Note Holders”).

Reference is made herein to that certain (a) $904,250 Promissory Note of even date herewith by Pledgor, as “Maker,” and Mida Holdings / Daher Bonds Investment Company, as “Holder”, (b) $271,275 Promissory Note of even date herewith by Pledgor, as “Maker,” and GFINet Inc., as “Holder”, (c) $271,275 Promissory Note of even date herewith by Pledgor, as “Maker,” and Oak Investment Partners XII, Limited Partnership, as “Holder”, and (d) $53,200 Promissory Note of even date herewith by Pledgor, as “Maker,” and Trimarc Capital Fund, L.P., as “Holder” (collectively, as any of the foregoing may be amended, modified, supplemented or restated from time to time, the “Notes”, and each, a “Note”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Notes.

WHEREAS, each Bridge Note Holder has required, as a condition to its obligation to make the loan under the applicable Note, that Pledgor execute and deliver this Agreement; and

WHEREAS, Pledgor has agreed to grant a security interest in, and pledge and assign as applicable, the Collateral (hereinafter defined) to Secured Party, for the benefit of Bridge Note Holders, as herein provided.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, the parties hereto agree as follows:

1. Security Interest. For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Pledgor hereby pledges, assigns and grants to Secured Party, for the benefit of the Bridge Note Holders, a first priority security interest and lien in the Collateral to secure the payment and the performance of the Obligations (hereinafter defined).

2. Collateral. As security for the full and prompt payment, performance and discharge when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, the security interest is granted to Secured Party, for the benefit of the Bridge Note Holders, in the following collateral (the “Collateral”), in each case, whether now existing or hereafter acquired: (a) all of Pledgor’s shares in BONDS.COM, INC., a Delaware corporation (the “Pledged Entity”), and the certificates, if any, representing Pledgor’s shares in the Pledged Entity, as such interests may be increased or otherwise adjusted from time to time; and (b) the proceeds of any of the foregoing. Any investment property and/or securities received by Pledgor, which shall comprise such additions, substitutes and replacements for, or proceeds of, the Collateral, shall be held in trust for Secured Party and shall be delivered immediately to Secured Party, for the benefit of the Bridge Note Holders. Any cash proceeds of the Collateral shall be held in trust for Secured Party and shall be delivered immediately to Secured Party, for the benefit of the Bridge Note Holders.

3. Obligations. The following obligations (“Obligations”) are secured by this Agreement: All present and future indebtedness, obligations and liabilities of Pledgor incurred under or arising out of this Agreement and the Notes (as any of this Agreement and the Notes may be amended, modified, supplemented, restated, increased, renewed or extended from time to time) whether now or hereafter existing and whether for principal, interest (including interest that accrues after any bankruptcy, insolvency or similar proceeding), fees, expenses or otherwise, and all costs and expenses of enforcing the rights of the Secured Party under this Agreement and the Notes.

4. Pledgor’s Warranties. Pledgor represents and warrants to Secured Party as follows:

a) Pledgor owns 100% of the shares of the Pledged Entity, all of which have been duly and validly issued, are fully paid and non-assessable. Pledgor owns all the Collateral free and clear from any set-off, claim, restriction, lien, security interest or encumbrance, except the security interest hereunder. Pledgor has full power and authority to grant to Secured Party the security interest in such Collateral pursuant hereto. The execution, delivery and performance by Pledgor of this Agreement have been duly and validly authorized by all necessary company action and constitutes a legal, valid, and binding obligation of Pledgor and creates a security interest which is enforceable against Pledgor in all now owned and hereafter acquired Collateral, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

b) Neither the execution and delivery by Pledgor of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Pledgor or any contracts or agreements to which Pledgor is a party or is subject, or by which Pledgor, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien pursuant to the terms of any such contract or agreement (other than any lien of Secured Party). There is no litigation, investigation or governmental proceeding threatened against Pledgor or any of its properties which if adversely determined would result in a material adverse effect on the Collateral or Pledgor.

c) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any governmental authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Pledgor of this Agreement or the Notes or (ii) the legality, validity, binding effect or enforceability of this Agreement or the Notes.

d) Pledgor has no outstanding Indebtedness, and all amounts secured by the Convertible Note Financing Statement (defined below) have been paid in full.

5. Pledgor’s Covenants. Until full payment and performance of all of the Obligations:

a) Obligations and this Agreement. Pledgor shall perform all of its agreements herein and in the Notes.

b) Collateral. The security interest granted pursuant to this Agreement is a valid and binding first priority security interest in the Collateral subject to no other liens or security interests, and Pledgor shall keep the Collateral free from all liens and security interests, except the security interest hereby created. Pledgor shall defend the Collateral against all claims and demands of all persons at any time claiming any interest therein adverse to Secured Party.

c) Financing Statements. Except for the financing statement on record for certain convertible notes which were paid and satisfied by BDCG prior to the date hereof (Delaware UCC filing #2010 2506891) (the “Convertible Note Financing Statement”), no financing statement, register of mortgages, charges and other encumbrances or similar document covering the Collateral or any part thereof is or shall be maintained at the registered office of Pledgor or on file in any public office (except in favor of Secured Party), and Pledgor will, at the request of Secured Party, join the Secured Party in (i) filing one or more financing statements pursuant to the UCC (as defined below) naming Secured Party, for the benefit of the Bridge Note Holders, as secured party, (ii) executing control agreements with respect to Collateral, in each case naming the Secured Party, for the benefit of the Bridge Note Holders, as secured party, and (iii) executing and/or filing such other documents required under the laws of all jurisdictions necessary or appropriate in the judgment of Secured Party to obtain, maintain and perfect its first priority security interest in, and lien on, the Collateral. The Company will cause a UCC-3 termination statement to be filed to terminate the Convertible Note Financing Statement as soon as reasonably practicable and in any event within 30 days after the date of this Agreement.

d) Information. Pledgor shall promptly furnish Secured Party and each Bridge Note Holder any information with respect to the Collateral requested by Secured Party and each Bridge Note Holder.

e) Notice of Changes. Pledgor’s jurisdiction of organization and organization identification number are each set forth on the signature page hereto. Pledgor shall notify Secured Party and each Bridge Note Holder immediately of (i) any change in such information, (ii) any change in Pledgor’s chief executive office (which, as set forth in the preamble hereto, is accurate as of the date hereof), or (iii) a change in any matter warranted or represented by Pledgor in this Agreement.

f) Possession of Collateral. Pledgor shall deliver all investment securities and other instruments and documents which are a part of the Collateral to Secured Party, for the benefit of the Bridge Note Holders, immediately, or if hereafter acquired, immediately following acquisition, in a form suitable for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank with signatures appropriately guaranteed in form and substance suitable to Secured Party.

g) Change of Name/Status. Pledgor shall not, without prior written notice to Secured Party and each Bridge Note Holder, change its name, change its corporate status, use any trade name or engage in any business not reasonably related to its business as presently conducted.

h) Voting Rights. After the occurrence of an Event of Default, Secured Party, for the benefit of the Bridge Note Holders, is entitled to exercise all voting rights pertaining to any Collateral. Prior to the occurrence of an Event of Default, Pledgor may vote the Collateral, provided, however, that no vote shall be cast or consent, waiver, or ratification given or action taken without the prior written consent of Secured Party which would (i) be inconsistent with or violate any provision of this Agreement or the Notes or (ii) amend, modify, or waive any term, provision or condition of any charter document, or other agreement relating to, evidencing, providing for the issuance of, or securing any Collateral. If an Event of Default occurs and if Secured Party elects to exercise such right, the right to vote any pledged securities shall be vested exclusively in Secured Party. To this end, Pledgor hereby irrevocably constitutes and appoints Secured Party, for the benefit of the Bridge Note Holders, the proxy and attorney-in-fact of Pledgor, with full power of substitution, to vote, and to act with respect to, any and all Collateral standing in the name of Pledgor or with respect to which Pledgor is entitled to vote and act, subject to the understanding that such proxy may not be exercised unless an Event of Default has occurred. The proxy herein granted is coupled with an interest, is irrevocable, and shall continue until the Obligations have been paid and performed in full or the Event of Default has been cured or waived, whichever comes first.

i) Other Parties and Other Collateral. No renewal or extensions of or any other indulgence with respect to the Obligations or any part thereof, no modification of the document(s) evidencing the Obligations, no release of any security, no release of any person (including any maker, indorser, guarantor or surety) liable on the Obligations, no delay in enforcement of payment, and no delay or omission or lack of diligence or care in exercising any right or power with respect to the Obligations or any security therefor or guaranty thereof or under this Agreement shall in any manner impair or affect the rights of Secured Party under any law, hereunder, or under any other agreement pertaining to the Collateral. Secured Party need not file suit or assert a claim for personal judgment against any person for any part of the Obligations or seek to realize upon any other security for the Obligations, before foreclosing or otherwise realizing upon the Collateral.

j) Further Assurances. Pledgor agrees that, from time to time upon the written request of Secured Party, Pledgor will execute and deliver such further documents and diligently perform such other acts and things in any jurisdiction as Secured Party may reasonably request to fully effect the purposes of this Agreement or to further assure the first priority status of the lien granted pursuant hereto

6. Power of Attorney. Pledgor hereby irrevocably constitutes and appoints Secured Party, for the benefit of the Bridge Note Holders, and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Pledgor or in its own name, to take after the occurrence of an Event of Default and from time to time thereafter, any and all action and to execute any and all documents and instruments which Secured Party at any time and from time to time deems necessary or desirable to accomplish the purposes of this Agreement, including, without limitation, selling any of the Collateral on behalf of Pledgor as agent or attorney in fact for Pledgor and applying the proceeds received therefrom in accordance with the Notes; however, nothing in this paragraph shall be construed to obligate Secured Party to take any action hereunder nor shall Secured Party be liable to Pledgor for failure to take any action hereunder. This appointment shall be deemed a power coupled with an interest, is irrevocable, and shall continue until the Obligations have been paid and performed in full or the Event of Default has been cured or waived, whichever comes first.

7. Rights and Powers of Secured Party. Upon the occurrence of an Event of Default, Secured Party, for the benefit of the Bridge Note Holders, without liability to Pledgor, may: take control of proceeds, including stock received as dividends or by reason of stock splits; collect all payment receivables; release the Collateral in its possession to Pledgor, temporarily or otherwise; require additional Collateral; reject as unsatisfactory any property hereafter offered by Pledgor as Collateral; take control of funds generated by the Collateral, such as cash dividends, interest and proceeds, and use same to reduce any part of the Obligations and exercise all other rights which an owner of such Collateral may exercise; and at any time transfer any of the Collateral or evidence thereof into its own name or that of its nominee. Secured Party shall not be liable for failure to collect any account or instruments, or for any act or omission on the part of Secured Party, its officers, agents or employees, except for any act or omission arising out of their own willful misconduct or fraud. The foregoing rights and powers of Secured Party will be in addition to, and not a limitation upon, any rights and powers of Secured Party given by law, elsewhere in this Agreement, or otherwise.

8. Default.

a) Event of Default. As used herein, “Event of Default” means any “Event of Default” under the Notes.

b) Rights and Remedies. If any Event of Default occurs, then, subject to the applicable notice and cure periods set forth in the Notes, in each and every such case, Secured Party shall at the direction of a Supermajority of the Bridge Note Holders, without (i) presentment, demand, or protest, (ii) notice of default, dishonor, demand, non-payment, or protest, (iii) notice of intent to accelerate all or any part of the Obligations, (iv) notice of acceleration of all or any part of the Obligations, or (v) notice of any other kind, all of which Pledgor hereby expressly waives (except for any notice required under this Agreement, any other Facility Document or which may not be waived under applicable law), at any time thereafter exercise and/or enforce any of the following rights and remedies:

a. Acceleration. The Obligations shall become immediately due and payable.

b. Liquidation of Collateral. Sell, or instruct any agent or broker to sell, all or any part of the Collateral in a public or private sale, direct any agent or broker to liquidate all or any part of any account and deliver all proceeds thereof to Secured Party, for the benefit of the Bridge Note Holders, and apply all proceeds to the payment of any or all of the Obligations in such order and manner as set forth in the Notes.

c. Uniform Commercial Code. All of the rights, powers and remedies of a secured creditor under the Uniform Commercial Code (“UCC”) as the same may, from time to time, be in effect in the State of New York, provided, however, in any event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority (or terms of similar import in any applicable jurisdiction) of Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code (or other similar Law) as in effect in a jurisdiction (whether within or outside the United States) other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code (or other similar law) as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority (or terms of similar import in such jurisdiction) and for purposes of definitions related to such provisions, and any and all rights and remedies available to it as a result of this Agreement or the Notes. including, without limitation, the right, to the maximum extent permitted by law, to exercise all voting, consensual and other powers of ownership pertaining to the Collateral (including, without limitation, the right to sell, transfer, pledge or redeem any and all of the Collateral, which right shall be exercised in a commercially reasonable manner) as if Secured Party, for the benefit of the Bridge Note Holders, was the sole and absolute owner thereof (and Pledgor agrees to take all such action as may be appropriate to give effect to such right).

Pledgor specifically understands and agrees that any sale by Secured Party of all or part of the Collateral pursuant to the terms of this Agreement may be effected by Secured Party at times and in manners which could result in the proceeds of such sale being significantly and materially less than what might have been received if such sale had occurred at different times or in different manners, and Pledgor hereby releases Secured Party and its officers and representatives from and against any and all obligations and liabilities arising out of or related to the timing or manner of any such sale. If, in the opinion of Secured Party, there is any question that a public sale or distribution of any Collateral will violate any state or federal securities law, Secured Party may offer and sell such Collateral in a transaction exempt from registration under federal securities law, and any such sale made in good faith by Secured Party shall be deemed “commercially reasonable.” Furthermore, Pledgor acknowledges that any such restricted or private sales may be at prices and on terms less favorable to Pledgor than those obtainable through a public sale without such restrictions, but agrees that such sales are commercially reasonable. Pledgor further acknowledges that any specific disclaimer of any warranty of title or the like by Secured Party will not be considered to adversely affect the commercial reasonableness of any sale of Collateral. Any notice made shall be deemed reasonable if sent to Pledgor at the address above at least ten (10) days prior to (i) the date of any public sale or (ii) the time after which any private sale or other disposition may be made.

Secured Party’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically safekeeping such Collateral or, in the case of Collateral in the custody or possession of a bailee or other third party, exercises reasonable care in the selection of the bailee or other third person, and the Secured Party need not otherwise preserve, protect, insure or care for any Collateral. Secured Party shall not be obligated to preserve any rights Pledgor may have against prior parties, to realize on the Collateral at all or in any particular manner or order, or to apply any cash proceeds of Collateral in any particular order of application.

Secured Party shall distribute all proceeds from the sale or other disposition of Collateral to all of the Bridge Note Holders on a pro rata basis based on the outstanding principal amount of the Bridge Notes. Secured Party is acting for the benefit of the Bridge Note Holders and all actions taken or omitted by Secured Party shall be done at the direction of a Supermajority of the Bridge Note Holders, including, without limitation, any waiver, exercise of remedies, and the like.

d. Deficiencies. If any Obligations remain after the application of the proceeds of the Collateral, Secured Party may continue to enforce its remedies under this Agreement or the Notes to collect the deficiency.

9. General.

a) Parties Bound. Secured Party’s rights hereunder shall inure to the benefit of its successors and assigns. A party may not assign any of its rights and obligations under this Agreement to any person without the prior written consent of the other party and any assignment in violation of the foregoing shall be null and void, except that Secured Party may assign its rights under this Agreement to another Bridge Note Holder in connection with any assignment of its Note to such Bridge Note Holder.

b) Waiver. No delay of Secured Party in exercising any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No waiver by Secured Party of any right hereunder or of any default by Pledgor shall be binding upon Secured Party unless in writing, and no failure by Secured Party to exercise any power or right hereunder or waiver of any default by Pledgor shall operate as a waiver of any other or further exercise of such right or power or of any further default. Each right, power and remedy of Secured Party as provided for herein related to the Obligations, or which shall now or hereafter exist at law or in equity or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by Secured Party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by Secured Party of any or all other such rights, powers or remedies.

c) Definitions. Unless the context indicates otherwise, definitions in the UCC apply to words and phrases in this Agreement; if UCC definitions conflict, Article 8 and/or 9 definitions apply.

d) Notice. Every notice, demand, consent, or other communication required or permitted under this Agreement will be valid only if it is in writing (whether or not this Agreement expressly states that it must be in writing) and shall be deemed to have been given and received on the day when personally delivered, one business day after being deposited with a reputable overnight courier service or three business days after being mailed by first class mail, return receipt requested, to the party’s address set forth below:

If to Pledgor:	c/o Bonds.com Group, Inc.
1500 Broadway, 31st Floor
New York, New York 10036

If to Secured Party:

e) Modifications. No provision hereof shall be modified or limited except by a written agreement expressly referring hereto and to the provisions so modified or limited and signed by Pledgor and Secured Party. The provisions of this Agreement shall not be modified or limited by course of conduct or usage of trade.

f) Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

g) Applicable Law. This Agreement shall be governed by and enforced in accordance with laws of the State of New York (without regard to conflicts of laws principles).

h) Financing Statement. Pledgor hereby irrevocably authorizes Secured Party (or its designee) at any time and from time to time to file in any jurisdiction any financing or continuation statement and amendment thereto or any registration of charge, mortgage or otherwise, containing any information required under the UCC or the law of any other applicable jurisdiction (in each case, without the signature of Pledgor to the extent permitted by applicable law), necessary or appropriate in the judgment of Secured Party to perfect or evidence its first priority security interest in and lien on the Collateral. Pledgor hereby irrevocably ratifies and approves any such filing, registration or recordation in any jurisdiction by Secured Party (or its designee) that has occurred prior to the date hereof, of any financing statement, registration of charge, mortgage or otherwise. Pledgor agrees to provide to the Secured Party (or its designees) any and all information required under the UCC or the law of any other applicable jurisdiction for the effective filing of a financing statement and/or any amendment thereto or any registration of charge, mortgage or otherwise.

i) Cooperation with Change of Control. Secured Party shall cooperate with Pledgor in connection with any Change of Control. In particular, Secured Party shall execute and deliver in a prompt manner all documents (including, without limitation, preparing and delivering payoff letters, delivering Collateral and preparing and filing UCC-3 termination statements) and diligently perform such other acts and things as Pledgor may reasonably request to fully effect the prompt release of all liens and Collateral upon indefeasible repayment of the Obligations in connection with a Change of Control transaction.

j) Regulatory Filing Acknowledgment. Secured Party and the Holders acknowledge that Pledgor does not intend to make any regulatory filings by reason of the execution of the pledge of Collateral hereunder (including, without limitation, any amendment of its Form BD or any Change in Membership Application with FINRA under Rule 1017) and agree that they will not declare a breach or default under this Agreement or the Notes as a result of Pledgor not making such filing at such time. Notwithstanding the above, to the extent Pledgor becomes obligated to file pursuant to applicable law in connection with any actual change of control or ownership anticipated in connection with a default under this Agreement or any Note or in connection with any Change of Control (as defined in the Note), Pledgor will promptly make any such required regulatory filings and any such failure shall be a default under this Agreement and the Note.

k) Appointment of Secured Party. Each of the Holders hereby irrevocably appoints Secured Party as its agent and authorizes Secured Party to take such actions on its behalf, and to exercise such powers as are delegated to Secured Party by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Secured Party shall have the same rights and powers in its capacity as a Holder as any other Holder and may exercise the same as though it were not Secured Party. Secured Party shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) Secured Party shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (b) Secured Party shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated herein, and (c) except as expressly set forth herein, Secured Party shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Maker or any of its affiliates that is communicated to or obtained by Secured Party in any capacity. Secured Party shall not be liable for any action taken or not taken by it with the consent or at the request of the Holders. Secured Party shall be deemed not to have knowledge of any Event of Default unless and until written notice thereof is given to Secured Party by Maker or another Holder, and Secured Party shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection herewith or pursuant to any Note, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Note, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any Note, (iv) the validity, enforceability, effectiveness or genuineness hereof or of any Note or any other agreement, instrument or document, (v) the creation, perfection or priority of liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth herein or elsewhere in any Note. Secured Party shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Secured Party also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. Secured Party may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

NOTICE OF FINAL AGREEMENT. THIS AGREEMENT AND THE NOTES CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

PLEDGOR:

BONDS.COM HOLDINGS, INC.

By:	/s/ John Ryan
Name:	John Ryan
Title:

Organizational ID:

Jurisdiction of Organization:	Delaware

SECURED PARTY:

BCA LLC

By:	/s/ Mark Daher
Name:	Mark Daher
Title:	Manager

HOLDERS:

MIDA HOLDINGS

By:	/s/ Michel Daher
Name:	Michel Daher
Title:	Chairman

Signature Page to Pledge Agreement

DAHER BONDS INVESTMENT COMPANY

By:	/s/ Michel Daher
Name:	Michel Daher
Title:	Chairman

GFINET INC.

By:	/s/ Christopher D’Antuono
Name:	Christopher D’Antuono
Title:	General Counsel and Corporate Secretary

OAK INVESTMENT PARTNERS XII, LIMITED PARTNERSHIP

By:	/s/ Ann H. Lamont
Name:	Ann H. Lamont
Title:	Managing Member

TRIMARC CAPITAL FUND, L.P.

By:	/s/ Michael Trila
Name:	Michael Trila
Title:	Portfolio Manager

Signature Page to Pledge Agreement